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                                                                    Exhibit 16.1

November 29, 2005

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Aceto Corporation and, under the date of September 8, 2005, we reported on the consolidated financial statements of Aceto Corporation as of June 30, 2005 and 2004 and for each of the years in the three-year period ended June 30, 2005, and mangagement's assessment of the effectiveness of internal control over financial reporting as of June 30, 2005, and the effectiveness of internal control over financial reporting as of June 30, 2005. On November 23, 2005, our appointment as principal accountants was terminated. We have read Aceto Corporation's statements included under Item 4.01
(a) of its Form 8-K dated November 29, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with Aceto Corporation's statement that the decision to change was made unanimously by the Company's audit committee.

Very truly yours,

/s/ KPMG LLP